EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                           CASTLE DENTAL CENTERS, INC.

                                   ARTICLE I.

        The name of the corporation is Castle Dental Centers, Inc. (the "Corporation").

                                   ARTICLE II.

        The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent is The Corporation Trust Company.

                                  ARTICLE III.

        The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

        The total number of shares of all classes of stock which the Corporation shall have authority to issue is 20,000,000 shares, par value $.001 per share, consisting of 18,755,263 shares of Common Stock (the "COMMON STOCK") and 1,244,737 shares of Preferred Stock (the "PREFERRED STOCK") of which 1,244,737 shares of Preferred Stock shall be designated as Series A Convertible Preferred Stock (the "SERIES A PREFERRED STOCK").

        A description of the respective classes of stock and a statement of the designations, preferences, voting powers (or lack thereof), relative, participating, optional or other special rights and the qualifications, limitations or restrictions of the Preferred Stock and the Common Stock are as follows:

        A. RIGHTS, PREFERENCES AND RESTRICTIONS OF SERIES A PREFERRED STOCK. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock are as set forth below in this Article.

        1. DEFINITIONS. All capitalized terms defined herein will have the meanings assigned to them above or as specified below. Initially capitalized terms not defined herein are defined in the Securities Purchase Agreement dated on or about December 18, 1995, by and among the Corporation and the Investors named therein, relating to, among other things, the purchase by such Investors of Shares of Series A Preferred Stock (the "Purchase Agreement):

        a. "APPLICABLE PERCENTAGE" shall have the meaning set forth in Section A(4)(c)(i) of this Article IV.

        b. "CONVERTIBLE SECURITIES" shall have the meaning set forth in Section A(4)(c)(ii) of this Article IV.

        c. "EXCLUDED SHARES" shall have the meaning set forth in Section A(4)(c)(xi) of this Article IV.

        d. "FULLY DILUTED OUTSTANDING SHARES" shall have the meaning set forth in Section A(4)(c)(x) of this Article IV.

        e. "INTEREST NOTE PERCENTAGE" shall have the meaning set forth in Section A(4)(c)(xiii) of this Article IV.

        f. "INTEREST NOTES"shall have the meaning set forth in paragraph 1A of the Purchase Agreement.

        g. "LIQUIDATION PREFERENCE" means $.001 per share for each share of Series A Preferred Stock.

        h. "NEWLY ISSUED SECURITIES" shall have the meaning set forth in Section A(4)(c)(i) of this Article IV.

        i. "PURCHASE AGREEMENT" shall have the meaning set forth in the first paragraph of this Section 1.

        j. "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

        k. "SERIES A PREFERRED STOCK" means the Series A Convertible Preferred Stock authorized by this Certificate of Incorporation.

        l. "SHARE" shall have the meaning set forth in Section A(4)(a) of this
Article IV.

        m. "TRIGGER VALUE" shall have the meaning set forth in Section A(4)(c)(ii) of this Article IV.

        2. DIVIDEND PROVISIONS. Holders of Series A Preferred Stock shall not be entitled to receive any dividends declared by the Corporation from time to time.

        3. LIQUIDATION PREFERENCE.

        a. SERIES A PREFERRED STOCK. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution in such liquidation, dissolution or winding up of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership thereof, an amount per share equal to the Liquidation Preference for each outstanding share of Series A Preferred Stock. If upon the occurrence of any such distribution, the assets and funds of the Corporation thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the total preferential amounts due each such holder.

        b. COMMON STOCK. After the distributions described in Section A(3)(a) of this Article IV have been paid, then the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

        4. CONVERSION The holders of the Series A Preferred Stock shall have conversion rights (the "Conversion Rights") as follows:

        a. RIGHT TO CONVERT. Subject to the provisions for adjustment hereinafter set forth in Section A(4)(c) of this Article IV, each share of Series A Preferred Stock (each, a "Share") shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such Series into one fully paid and nonassessable share of Common Stock.

        b. MECHANICS OF CONVERSION. Before any holder of Series A Preferred Stock shall be entitled to convert any of such Shares into shares of Common Stock, such holder shall surrender the certificate or certificates therefore duly endorsed, at the office of the Corporation or of any transfer agent for such Series, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office or at the office of any transfer agent, that such holder elects to convert all or a part of the Shares of Series A Preferred Stock represented by such certificate or certificates in accordance with the terms of this Section A(4), and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. If surrendered certificates for Series A Preferred Stock are converted only in part, the Corporation will issue and deliver to the holder or his nominee(s), without charge therefor, a new certificate or certificates representing the aggregate of the unconverted Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Shares of Series A Preferred Stock to be converted and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the recordholder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities. The issuance of certificates or shares of Common Stock upon conversion of Shares of Series A Preferred Stock shall be made without charge for any issue, stamp or other similar tax in respect of such issuance.

        c. CONVERSION ADJUSTMENT OF SERIES A PREFERRED STOCK. It is the intent of the Corporation that the shares of Common Stock issuable on conversion of the Series A Preferred Stock will be equal to the Applicable Percentage of the Fully Diluted Outstanding Shares of Common Stock. The number of shares of Common Stock issuable on conversion of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

        (i) In the event of the issuance of any shares of Common Stock, preferred stock, warrants, options, rights or other securities convertible into or exchangeable or exercisable for shares of Common Stock other than Excluded Shares (collectively, the "Newly Issued Securities") for a consideration (paid in cash, securities or other property) per share less than the Trigger Value of such Newly Issued Securities, then the number of shares of

Common Stock then issuable upon conversion of each Share of Series A Preferred Stock immediately prior to each such issuance shall forthwith be adjusted by adding a number of shares of Common Stock equal to the quotient obtained by dividing (x) that number of shares of Common Stock which, together with the number of shares of Common Stock issuable upon conversion of all of the Series A Preferred Stock outstanding immediately prior to such issuance, would represent the Applicable Percentage of the Fully Diluted Outstanding Shares (after giving effect to the issuance of the Newly Issued Securities) by (y) the number of Shares of Series A Preferred Stock then outstanding. The term "Applicable Percentage" means, as of any date of determination, 22% as adjusted (A) to add the then current Interest Note Percentage and (B) to give effect to any conversion or redemption of the Series A Preferred Stock such that immediately following any such conversion or redemption, the Applicable Percentage shall be reduced by subtracting (I) the percentage of the Fully Diluted Outstanding Shares represented by the number of shares of Common Stock issued upon such conversion (or in the case of redemption, the number of Shares of Common Stock that would otherwise have been issuable on conversion of the Shares of Series A Preferred Stock redeemed) from (II) the Applicable Percentage in effect immediately prior to such conversion or redemption.

        (ii) For the purposes of any adjustment of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock as the result of the issuance of Newly Issued Securities pursuant to clause (i):

                (A) (1) With respect to any securities, other than Convertible Securities, the term "Trigger Value" means as of any date of determination, the amount determined by dividing (a) the product obtained by multiplying (x) the quotient obtained by dividing (i) the number of Newly Issued Securities by (ii) the number of Fully Diluted Outstanding Shares (after giving effect to the issuance of the Newly Issued Securities) by (y) $20,000,000 by (b) the number of Newly Issued Securities.

                (2) With respect to any securities that are convertible into or exchangeable or exercisable for shares of Common Stock (the "Convertible Securities"), (a) Trigger Value shall be determined with respect to the shares of Common Stock that such Convertible Securities are convertible into or exchangeable or exercisable for in accordance with clause (1) above and (b) in case any such Convertible Securities are issued in connection with the issue and sale of other securities of the Corporation together comprising one integral transaction in which no specific consideration is allocated to such Convertible Securities by the parties thereto, the amount of consideration therefor shall be deemed to be the fair value as determined in good faith by the Board of Directors of the Corporation; PROVIDED, HOWEVER, that in the case of clause (b) above, the holders of a majority of the outstanding shares of Series A Preferred Stock may refer the question of valuation for final settlement to a nationally recognized investment banking firm designated by the holders of a majority of the outstanding shares of Series A Preferred Stock, and the cost relating to retaining such investment banking firm shall be borne by the Corporation.

                (B) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued;

                (C) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued;

                (D) on any change in the number of shares of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchange for such convertible or exchangeable securities, other than a change resulting from the antidilution provisions thereof, the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall forthwith be readjusted to such number of shares as would have obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change been made upon the basis of such change;

                (E) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall forthwith be readjusted to such number of shares as would have obtained had such options, rights, securities or options or rights related to such securities not been issued.

        (iii) If the number of shares of Common Stock outstanding at any time hereafter is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the number of shares of Common Stock issuable on conversion of the Series A Preferred Stock shall be increased in proportion to such increase in outstanding shares.

        (iv) If at any time hereafter the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the number of shares of Common Stock issuable on conversion of the Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

        (v) If any capital reorganization or reclassification or change of the outstanding capital stock of the Corporation or any consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation, or any other merger or consolidation no matter how effected, shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets (other than cash) with respect to or in exchange for Common Stock, then, as a condition to such reorganization, adequate provision shall be made whereby each holder of Series A Preferred Stock shall thereafter have the right to receive, upon conversion of the Series A Preferred Stock, on the basis and upon the terms and conditions specified herein and in lieu of the shares of the Common Stock of the Corporation immediately theretofore receivable upon, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization, reclassification, change, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of the Series A Preferred Stock. The Corporation shall not effect any such reorganization, reclassification, change, consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets or the corporation issuing the securities into which such shares of Common Stock shall be changed (if other than the Corporation) shall assume by written instrument executed and mailed or delivered to each holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.

        (vi) All calculations under this Section A(4) of this Article IV shall be made to the nearest one-tenth of a share.

        (vii) Whenever the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be adjusted as provided in this Section A(4) of this Article IV, the Corporation shall forthwith file, at its principal office or at such other place as may be designated by the Corporation a statement, signed by its president or chief financial officer and by its treasurer, showing in detail the facts requiring such adjustment and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock that shall be in effect after such adjustment. The Corporation shall cause a copy of such statement to be sent by first-class, certified mail, return receipt requested, postage prepaid, to each holder of shares of Series A Preferred Stock at such holder's address appearing in the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section A(4)(viii) of this Article IV.

        (viii) In the event the Corporation shall propose to take any action of the types described in clause (v) above, the Corporation shall give notice to each holder of shares of Series A Preferred Stock in the manner set forth in clause (vii) above at such holder's address appearing in the Corporation's records, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the shares of Series A Preferred Stock and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of the Series A Preferred Stock. In the case of any action that would require the fixing of a record date, such notice shall be given at least 20 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 30 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

        (ix) (A) If any event occurs of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions, the Board of Directors of the Corporation or, at the election of holders of a majority of the shares of Series A Preferred Stock, an appraiser, will make appropriate adjustments to the terms and conditions of the shares of Series A Preferred Stock as may be necessary fully to carry out the adjustments contemplated by this Section A(4) of this Article IV.

        (B) The Corporation will not, by amendment of its Articles of Incorporation or By-laws or through any reorganization, transfer of assets, reclassification, merger, dissolution, issue or sale of securities or otherwise, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Corporation hereunder but will at all times in good faith assist in the carrying out of all the necessary or appropriate in order to protect the rights of the holders of the shares of Series A Preferred Stock against impairment.

        (x) For purposes hereof, the "Fully Diluted Outstanding Shares" of Common Stock will be the sum (without duplication) of (A) all issued shares of Common Stock as of such date, PLUS (B) all Excluded Shares (other than 300,000 of the Excluded Shares described in Section A(4)(xi)(C) of this Article IV subject to adjustment as described int he parenthetical in Section A(4)(xi)(C) PLUS (C) all shares of Common Stock issuable with respect to Convertible Securities. "Convertible Securities" shall mean evidence of indebtedness, shares of stock and other securities which are convertible into or exchangeable, with or without payment of additional consideration in cash or property, for shares of Common Stock (including, without limitation warrants, options and other rights to purchase) either immediately or upon the occurrence of a specified date or specified event, except Excluded Shares.

        (xi) For purposes hereof, "Excluded Shares" shall mean (A) shares of Common Stock issued or issuable upon conversion of shares of Series A Preferred Stock, (B) shares of Common Stock issued or issuable on exercise of the Common Stock Warrant issued to GulfStar Investments, Ltd. for 113,158 shares, subject to adjustment as provided therein (the "GulfStar Warrant"), and (C) 600,000 shares of Common Stock, or options to purchase such shares, issued or issuable to officers, directors, consultants and employees of the Corporation and its Subsidiaries (such number and amount to be appropriately adjusted in the event the Common Stock is subdivided into a greater or combined into a lesser number) pursuant to any equity incentive plan, agreement, or other arrangement adopted by the Corporation.

        (xii) In determining the consideration paid for Newly Issued Securities, in case at any time any Newly Issued Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor in the form of such cash, without deduction of any expenses incurred or any underwriting commissions, discounts or concessions paid or allowed by the Corporation in connection therewith. In case at any time any Newly Issued Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration at the time of such issuance as determined reasonably and in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions, discounts or concessions paid or allowed by the Corporation in connection therewith. The holders of greater than 50% of the outstanding shares of Series A Preferred stock shall have the right to demand, upon written notice to the Corporation given within ten (10) days after receipt of the determination of fair value pursuant to this paragraph by the Board of Directors of the Corporation, and in lieu thereof, a determination of fair value of such consideration to be made by appraisal by an investment bank as described in the definition of Fair Market Value in paragraph 5E of the Purchase Agreement.

        (xiii) In the event the Corporation issues one or more Interest Notes, then the number of shares of Common Stock issuable upon the conversion of each Share shall forthwith be adjusted such that the aggregate number of shares of Common Stock issuable on conversion of all of the outstanding Series A Preferred Stock immediately following such issuance is adjusted (without duplication for any adjustments previously made pursuant to this clause (xiii) to add a number of shares of Common Stock which represent that percentage (the "Interest Note Percentage") of the Fully Diluted Outstanding Shares as is equal to the product of (A) the aggregate dollar amount of all Interest Notes issued by the Company, if any, and (B) 0.000003.

        (d) NO FRACTIONAL SHARES. No fractional shares shall be issued upon conversion of any shares of any Series of Series A Preferred Stock and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share, and there shall be no payment to a holder of Series A Preferred Stock for any such rounded fractional share.

        (e) NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of a share of Series A Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

        (f) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, then in addition to such other remedies as shall be available to the holder of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

        (g) NOTICES. Any notice required by the provisions of Section A(4) of this Article IV to be given to the holders of shares of Series A Preferred Stock shall be deemed given if sent by facsimile transmission, by telex, or if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation.

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        5. VOTING RIGHTS. The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series A Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded down to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and applicable law, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Subject to Section A(10), holders of Series A Preferred Stock shall not be entitled to vote as a class on matters submitted to a vote of stockholders of the Corporation.

        6. REQUIRED REDEMPTION OF SERIES A PREFERRED STOCK.

        (a) Upon the occurrence of a Change of Control (as defined in the Purchase Agreement), any holder of Series A Preferred Stock shall have the right to require the Corporation to redeem at the Option Closing (as defined in the Purchase Agreement), and the Corporation shall redeem all or any lesser number of shares of Series A Preferred Stock for a redemption price to be paid at the Option Closing by certified check or wire transfer of immediately available funds equal to the greater of (i) the Market Price (as calculated in accordance with paragraph 5F of the Purchase Agreement) at the time of the Change of Control Notice (as defined in paragraph 5B of the Purchase Agreement) of the Common Stock issuable upon conversion of that number of shares of Series A Preferred Stock being redeemed by the Corporation (ii) the change of control value of the Common Stock issuable upon conversion of that number of shares of Series A Preferred Stock being redeemed by the Corporation determined by applying to such Common Stock the valuation derived from the purchase price (giving effect to any and all consideration) paid by the acquiring person or persons in the Change of Control, or (iii) the product of (A) the Premium Amount (as defined in the Purchase Agreement) and (B) a fraction, the numerator of which shall equal the number of shares of Common stock issuable upon conversion of that number of shares of Series A Preferred stock being redeemed by the Corporation and the denominator of which shall equal the number of shares of Common Stock issuable upon full conversion of all shares of Series A Preferred Stock.

        (b) Upon the occurrence of a Change of Control, or the Corporation acquiring knowledge of a pending Change of Control, the Change of Control Notice shall (i) refer specifically to this paragraph 6(b), (ii) state that the Corporation may be required to redeem all of the outstanding shares of Series A Preferred Stock, (iii) contain the Corporation's calculation of the redemption price for the shares of Series A Preferred Stock to be redeemed

(including a detail of the Fair Market Value (as defined in paragraph 5E of the Purchase Agreement) of the Common Stock at the time of the Change of Control Notice), (iv) indicate that the Corporation will redeem the shares of Series A Preferred Stock as provided in clause (ii) above at the Option Closing upon written notice of the exercise of an option by a holder of shares of Series A Preferred Stock, (v) indicate that the Option Closing for such purchase and sale shall take place on a date specified in the notice, which date shall be a date occurring not earlier than 30 days nor more than 60 days after the date on which the notice is delivered, (vi) indicate where the Option Closing shall take place and (vii) be delivered by certified mail return receipt requested. A holder of shares of Series A Preferred Stock shall furnish written notice to the Corporation of the exercise of an option pursuant to this Section A(6)(b) of
Article IV within at least 10 days prior to the Option Closing. At the Option Closing the Corporation shall pay the redemption price for the securities being redeemed determined as described in clause (a) above against delivery of the securities being purchased. No waiver by a holder of any shares of Series A Preferred Stock of its right under this Section A(6) to require the redemption of any or all of the shares of Series A Preferred Stock held by such holder in respect of a Change of Control shall affect the rights of such holder under this Section A(6) in respect of any subsequent Change of Control.

        (c) If any holder of shares of Series A Preferred Stock exercises all or any part of its right with respect to the event contemplated in clause (a) above, or converts all or any lesser number of shares of Series A Preferred Stock in anticipation of such event, but such event does not occur, such conversion of shares of Series A Preferred Stock shall be rescinded and such holder of shares of Series A Preferred Stock will be entitled to the same rights and remedies as if such exercise had never occurred, including, without limitation, return of any exercise price paid and the reissuance of its shares of Series A Preferred Stock (subject to return to the Corporation of any purchase price received) if the same form and to the same extent as prior to such exercise or conversion.

        7. PUT RIGHT (a) If after December 15, 2001, there is no Liquid Secondary Market (as defined in the Purchase Agreement), any holder of shares of Series A Preferred Stock shall have the Put Right (as such term is defined in paragraph 5C of the Purchase Agreement) to require the Corporation to redeem at the Put Option Closing (as such term is defined in paragraph 5D of the Purchase Agreement), and the Corporation shall purchase, all or any lesser number of shares of Series A Preferred Stock for a purchase price to be paid in accordance with paragraph 5C of the Purchase Agreement in an amount equal to the Fair Market Value at the time of the Put Notice (as such term is defined in paragraph 5E of the Purchase Agreement) of the Common Stock issuable upon conversion of those shares of Series A Preferred Stock being redeemed by the Corporation.

        (b) To exercise its Put Right, any holder of shares of Series A Preferred Stock shall deliver to the Corporation the Put Notice which shall (i) refer specifically to this Section A(7) of Article IV, (ii) state the number of shares of Series A Preferred Stock held by such holder that the Corporation is required to redeem, (iii) contain such holder's request that the Corporation determine the Fair Market Value at the time of the Put Notice of the Common Stock into which the shares of Series A Preferred Stock are convertible, (iv) indicate that the Put Option Closing for such redemption shall take place on a date specified in the notice, which date shall be a date occurring not earlier than 45 days nor more than 60 days after the date on which the notice is delivered, (v) indicate where the Put Option Closing shall take place and (vi) be delivered by certified mail return receipt requested. The Corporation covenants that it will promptly (and in any event no later than 25 days after receipt of the Put Notice) determine, and notify in writing the holders of shares of Series A Preferred Stock who have delivered a Put Notice of the Fair Market Value at the time of the Put Notice of the Common Stock, provided, however, that in the event that any holder of shares of Series A Preferred Stock exercises its right to refer the question of valuation to an investment banking firm, the Put Option Closing shall take place on the later of (1) the date specified in the Put Notice and (2) 5 business days after the determination of the Fair Market Value has been completed. At the Put Option Closing, the Corporation shall pay the first installment of the redemption price for the securities being purchased against delivery of the securities being redeemed.

        8. STATUS OF CONVERTED STOCK. In the event any shares of Series A Preferred Stock are converted pursuant to Section A(4) of this Article IV, the shares of Series A Preferred Stock so converted shall be canceled, retired and eliminated and shall not be reissued by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

        9. OPTIONAL REDEMPTION OF SERIES A PREFERRED STOCK. (a) Subject to the rights of holders of shares of Series A Preferred Stock to convert such shares pursuant to the provisions hereof and the rights of holders of shares of Series A Preferred Stock to require the Corporation to purchase such shares pursuant to Section A(6) or (7) of this Article IV, the Series A Preferred Stock shall be subject to redemption at the Corporation's option, in whole but not in part, at any time on or after a Qualifying Public Offering (as defined in paragraph 12 of the Purchase Agreement) of Common Stock.

        (b) The redemption price for the Series A Preferred Stock shall be payable immediately upon redemption, by certified or bank cashier's check, and shall be in an amount equal to the Liquidation Preference (subject to appropriate adjustments for stock splits, combinations, recapitalizations, stock dividends and similar events) multiplied by the number of shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock so redeemed.

        (c) The Corporation shall give each holder of Series A Preferred Stock written notice of the redemption pursuant to Section A(9)(a) of this Article IV not less than 60 days prior to the redemption date, specifying such redemption date, that all of the shares of Series A Preferred Stock are to be redeemed on such date and that such redemption is to be made pursuant to Section A(9)(a) of this Article IV. Such notice shall be accompanied by an Officer's Certificate stating that the applicable conditions set forth in Section A(9) of this Article IV have been fulfilled. Notice of redemption having been given as aforesaid the redemption amount due in respect of all of the shares of Series A Preferred Stock and as calculated in Section A(9)(b), shall become due and payable on such redemption date unless the holder of such shares of Series A Preferred Stock (i) shall have converted such shares of Series A Preferred Stock, in whole or in part, prior to such redemption date pursuant to the terms hereof, (ii) shall have required the Corporation to redeem such shares of Series A Preferred Stock pursuant to Section A(6) of this Article IV or exercised their Put Right pursuant to Section A(7) of this Article IV, or (iii) unless the filing by the Corporation of a registration statement under the Securities Act relating to the Common Stock issuable upon conversion of the Series A Preferred Stock shall have been requested by a holder thereof (either before or after receipt of such notice) pursuant to the Registration Rights Agreement (as defined in paragraph 12 of the Purchase Agreement), in which case the redemption shall be effected 30 days after the declaration of effectiveness of such registration statement by the Commission (as defined in paragraph 12 of the Purchase Agreement). Should the Series A Preferred Stock not be redeemed on such redemption date due to the Corporation's failure to perform its obligations under this Section A(9) of this
Article IV, such redemption may be effected only after compliance with the provisions of this Section A(9) of this Article IV from and after such redemption date.

        10. AMENDMENTS. Notwithstanding anything contained herein to the contrary, any amendment to Section A of this Article IV shall, in addition to any approvals required by applicable law, require the approval of the holders of record of Shares representing 66 2/3% of the issued and outstanding Shares of Series A Preferred Stock,

        B. COMMON STOCK.

        1. DIVIDEND RIGHTS. The holders of the Common Stock shall be entitled to receive, when, as, and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

        2. LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section A(3) of this Article IV.

        3. REDEMPTION. The Common Stock is not redeemable.

        4. VOTING RIGHTS. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law, except as otherwise provided herein or by written agreement.

                                   ARTICLE V.

        The name and mailing address of the incorporator is as follows:

        NAME                                MAILING ADDRESS

        William D. Gutermuth                Bracewell & Patterson, L.L.P.
                                            South Tower Pennzoil Place
                                            711 Louisiana, Ste. 2900
                                            Houston, Texas   77002

                                   ARTICLE VI.

        The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation. The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualify are:

        NAME                                MAILING ADDRESS

        Jack H. Castle, D.D.S.              1360 Post Oak Boulevard
                                            Suite 1300
                                            Houston, Texas 77056

        Jack H. Castle, Jr.                 1360 Post Oak Boulevard
                                            Suite 1300
                                            Houston, Texas 77056

        G. Kent Kahle                       NationsBank Center
                                            Suite 3850
                                            700 Louisiana
                                            Houston, Texas 77002

        Robert J. Cresci                    One Rockefeller Plaza
                                            New York, New York   10020

                                  ARTICLE VII.

        In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to adopt, amend or repeal any bylaw made by the Board of Directors.

                                  ARTICLE VIII.

        Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

                                   ARTICLE IX.

        A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

                                    ARTICLE X

        The Corporation shall provide indemnification to certain persons as provided below.

        A. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (collectively, a "Proceeding") (other than a Proceeding by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation (which, for purposes hereof, includes any constituent corporation absorbed by the Corporation in a consolidation or merger), or while serving as such a director or officer, is or was serving at the request of the Corporation as a director, officer, partner, joint venturer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such Proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or Proceeding, had reasonable cause to believe that the person's conduct was unlawful.

        B. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the Corporation (which, for purposes hereof, includes any constituent corporation absorbed by the Corporation in a consolidation or merger), or while serving as such a director or officer is or was serving at the request of the Corporation as a director, officer, partner, joint venturer, trustee, employee or agent of another corporation partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans) against expenses (including attorney's fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        C. Any indemnification under Section A or Section B of this Article X (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section A or Section B of this
Article X. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such Proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, then by independent legal counsel in a written opinion, or (iii) by a majority vote of the stockholders, except that shares owned by or voted under the control of directors who are at the time parties to such Proceeding may not be voted in the determination.

        D. Expenses (including attorney's fees) incurred by a director or officer in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding but only (i) upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized by this Article X or otherwise and
(ii) in the case of Proceedings brought by or in the right of the Corporation, only if a determination shall not have been made within 90 days after receipt of any written request for such advance by such director or officer that indemnification of the director or officer is not proper in the circumstances because the director or officer has not met the applicable standard of conduct set forth in Section B. of this Article X. This determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, then by independent legal counsel in a written opinion, or (c) by a majority vote or the stockholders, but shares owned by or voted under the control of directors who are at the time parties to such Proceeding may not be voted in the determination (collectively, the "Authority"). Such determination as to whether indemnification is proper may be challenged by the director or officer in any court of competent jurisdiction and it shall not be a defense to any claims for advances, nor shall it create a presumption that advances are not proper. The burden of proving that indemnification is not proper shall be on the Corporation. Any such determination may be reexamined at any time by the Authority.

        E. The indemnification and advancement of expense provided by, or granted pursuant to, the other Sections of this Article X shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement or expenses may be entitled under any bylaw, agreement, vote of disinterested stockholders or disinterested directors or otherwise, both as to action in any persons' official capacity and as to action in another capacity while holding such office.

        F. The Corporation, upon authorization of the Board of Directors, may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, joint venturer, trustee, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not at the Corporation would have the power to indemnify such person against such liability under this Article X.

        G. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article X shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

        H. The Corporation may, by action of the Board of Directors, provide indemnification and advance expenses to employees and agents of the Corporation upon such terms and conditions as the Board of Directors deems appropriate.

        IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does hereby make and file this Certificate of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set the incorporator's hand this 15th day of December, 1995.

                                            William D. Gutermuth

                            CERTIFICATE OF CORRECTION
                                       OF
                           CASTLE DENTAL CENTERS, INC.

        The undersigned submits this certificate pursuant to Section 103(f) of the General Corporation Law of the State of Delaware to correct a document which is an inaccurate record of the corporate action therein referred to, or was defectively or erroneously executed, sealed or acknowledged.

I.      The name of the entity is Castle Dental Centers, Inc.

II. The document to be corrected is the Certificate of Incorporation of Castle Dental Centers, Inc. (the "Certificate"), which was filed in the Office of the Secretary of State on the 15th day of December, 1995.

III.    The inaccuracy, error, or defect to be corrected is: Section A.1.g. of
ARTICLE IV of the Certificate incorrectly defines "Liquidation Preference" as $.01 per share for each share of Series A Preferred Stock.


IV. The text of Section A.1.g. of ARTICLE IV of the Certificate is hereby corrected to read in its entirety as follows:

        g. "LIQUIDATION PREFERENCE" means $.001 per share for each share of Series A Preferred Stock.


        IN WITNESS WHEREOF, Castle Dental Centers, Inc. has caused this Certificate of Correction to be signed by Jack H. Castle, Jr., its President, and attested by John Slack, its Secretary, this ______ day of December, 1995.

                                                   CASTLE DENTAL CENTERS, INC.

                                                   Jack H. Castle, Jr.
                                                   President

Attest:


John Slack


Secretary


                              CERTIFICATE OF MERGER
                                       OF
                      FAMILY DENTAL SERVICES OF TEXAS, INC.
                                      INTO
                           CASTLE DENTAL CENTERS, INC.

                  (UNDER SECTION 252 OF THE GENERAL CORPORATION
                          LAW OF THE STATE OF DELAWARE)


        Castle Dental Centers, Inc. hereby certifies that:
        (1) The name and state of incorporation of each of the constituent corporations are:

                (a) Family Dental Services of Texas, Inc., a Texas Corporation ("FDS"); and

                (b) Castle Dental Centers, Inc., a Delaware corporation ("CDC").

        (2) A Plan and Agreement of Merger has been approved, adopted, certified, executed, and acknowledged by FDS and by CDC in accordance with the provisions of subsection (c) of Section 252 of the General Corporation law of the State of Delaware.

        (3) The name of the surviving corporation is Castle Dental Centers, Inc.

        (4) The Articles of Incorporation of CDC shall be the Articles of Incorporation of the surviving corporation.

        (5) The surviving corporation is a corporation of the State of Delaware.

        (6) The executed Plan and Agreement of Merger is on file at the principal place of business of CDC at 1360 Post Oak Boulevard, Suite 1300, Houston, Texas 77056.

        (7) A copy of the Plan and Agreement of Merger will be furnished by CDC, on request and without cost, to any stockholder of FDS or CDC.

        (8) The authorized capital stock of FDS is as follows:

CLASS                      NUMBER OF SHARES             PAR VALUE PER SHARE
Common                           1,000                     no par value

        (9) This Certificate of Merger shall become effective on its filing.

        IN WITNESS WHEREOF, Castle Dental Centers, Inc. has caused this Certificate to be signed by Jack H. Castle, Jr., its President, and attested by Loretta M. Castle, its Secretary on the _____ day of December, 1995.

                                            CASTLE DENTAL CENTERS, INC.,
                                            a Delaware corporation


                                            By:______________________________
                                                   Jack H. Castle, Jr.
                                                   President


ATTEST:

By:______________________
        Loretta M. Castle
        Secretary